     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 1994

                                                      REGISTRATION NO. 33-
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- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                      FIRST TENNESSEE NATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

                     TENNESSEE                                         62-0803242
          (State or other jurisdiction of                             (IRS employer
          incorporation or organization)                         identification number)

                  165 MADISON AVENUE, MEMPHIS, TENNESSEE 38103
                                 (901) 523-4444
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             HARRY A. JOHNSON, III
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      FIRST TENNESSEE NATIONAL CORPORATION
                  165 MADISON AVENUE, MEMPHIS, TENNESSEE 38103
                                 (901) 523-4444
 (Name, Address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

                             H. RODGIN COHEN, ESQ.
                           PATRICIA A. CERUZZI, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

  ------------------------------------------------------------------------------------------------------------------------------
  ------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM
                                                     AMOUNT         AGGREGATE OFFERING        PROPOSED
  TITLE OF EACH CLASS OF SECURITIES TO BE             TO BE                PRICE          MAXIMUM AGGREGATE        AMOUNT OF
                 REGISTERED                        REGISTERED            PER UNIT          OFFERING PRICE      REGISTRATION FEE
  ------------------------------------------------------------------------------------------------------------------------------
Common Stock (par value $2.50 per share)...          (1)(3)                 (2)               (1)(2)(3)               N/A
- ------------------------------------------------------------------------------------------------------------------------------
Preferred Stock (without par value)........          (1)(4)                 (2)               (1)(2)(4)               N/A
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Depositary Shares..........................          (1)(5)                 (2)               (1)(2)(5)               N/A
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Debt Securities............................          (1)(6)                 (2)               (1)(2)(6)               N/A
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        Total..............................       $300,000,000              (2)             $300,000,000          $103,449(7)
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

(1) In no event will the aggregate initial price of all securities issued from time to time pursuant to this Registration Statement exceed $300,000,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this Registration Statement will equal $300,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.
(3) Subject to Footnote (1), there are being registered hereunder an indeterminate number of shares of Common Stock of the Registrant as may be sold, from time to time, by the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock of the Registrant as shall be issuable upon conversion of convertible Debt Securities or of shares of convertible Preferred Stock registered hereby. Each share of Common Stock includes a right to purchase Participating Preferred Stock (the "Rights"). Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Common Stock.
(4) Subject to Footnote (1), there are being registered hereunder an indeterminate number of shares of Preferred Stock of the Registrant as may be sold, from time to time, by the Registrant.
(5) Subject to Footnote (1), there are being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event the Registrant elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests, and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.
(6) Subject to Footnote (1), there are being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time by the Registrant.
(7) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************


                   SUBJECT TO COMPLETION, DATED MARCH 8, 1994

                                  $300,000,000

                      FIRST TENNESSEE NATIONAL CORPORATION

               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

                             ---------------------

     First Tennessee National Corporation ("First Tennessee" or the "Corporation") may offer from time to time in one or more series (i) debt securities ("Debt Securities"), consisting of debentures, notes and/or other unsecured evidences of indebtedness, which may be senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities"), (ii) preferred stock, without par value, of the Corporation ("Preferred Stock") or
(iii) common stock, par value $2.50 per share, of the Corporation ("Common Stock") (the Debt Securities, Preferred Stock and Common Stock are collectively referred to as the "Securities"), at an aggregate initial offering price not to exceed U.S. $300,000,000, at prices and on terms to be determined at the time of sale. The Senior Debt Securities when issued will rank on a parity with all other unsecured and unsubordinated indebtedness of the Corporation, and the Subordinated Debt Securities when issued will be subordinated as described herein under "Description of Debt Securities -- Subordination of the Subordinated Debt Securities." The Debt Securities, Preferred Stock and Common Stock may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in the applicable supplement or supplements to this Prospectus (each a "Prospectus Supplement").

     The accompanying Prospectus Supplement sets forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Debt Securities, the title, aggregate principal amount, denominations, maturity, rate of interest, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Corporation or the holder, any terms for sinking fund payments, subordination terms, if any, any conversion or exchange rights, and the initial public offering price and the terms of the offering thereof, (ii) in the case of Preferred Stock, the specific title, the number of shares of Preferred Stock, any dividend, liquidation, redemption, conversion, voting or other rights and whether interests in such Preferred Stock will be evidenced by Depositary Shares (as defined herein) and in such event the Depositary (as defined herein), the initial offering price and the terms of the offering thereof and (iii) in the case of Common Stock, the number of shares of Common Stock, the initial offering price and the terms of the offering thereof.

     The Common Stock of the Corporation is quoted through the NASDAQ National Market System under the symbol "FTEN." The accompanying Prospectus Supplement will also contain information, where applicable, as to any listing on a securities exchange of the Securities covered by such Prospectus Supplement.

     The Corporation may sell Securities to or through underwriters acting as principals for their own account or as agents, and also may sell Securities directly to other purchasers or through agents designated from time to time. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the amounts of Securities, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution."
                             ---------------------
     THE DEBT SECURITIES WILL BE UNSECURED OBLIGATIONS OF THE CORPORATION AND NO SECURITIES OFFERED HEREBY WILL BE SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK SUBSIDIARY OF THE CORPORATION OR WILL BE INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
              ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
                The date of this Prospectus is           , 1994.

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Corporation with the Commission can be inspected and copied at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     This Prospectus constitutes a part of a registration statement on Form S-3 (the "Registration Statement") filed by the Corporation with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statement and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Corporation and the Securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement, incorporated by reference herein or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Corporation with the Commission and are hereby incorporated by reference into this Prospectus: (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1993; (2) the description of the Corporation's Common Stock included in the Corporation's registration statement on Form 10 (File No. 0-4491) filed on April 14, 1970 pursuant to Section 12 of the Exchange Act (and any amendments or reports filed for the purpose of updating the description); and (3) the description of the Corporation's rights to purchase Participating Preferred Stock (the "Rights") included in the Corporation's registration statement on Form 8-A (File No. 0-4491) filed on September 8, 1989 pursuant to Section 12 of the Exchange Act. All other documents and reports filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     The Corporation will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to the Treasurer of the Corporation, 165 Madison Avenue, Memphis, Tennessee 38103; telephone number (901) 523-4444.

                                THE CORPORATION

     The Corporation is a Tennessee corporation incorporated in 1968 and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Through First Tennessee Bank National Association (the "Bank") and its other subsidiaries, the Corporation provides a broad range of financial services. At December 31, 1993, the Corporation had consolidated total assets of approximately $9.6 billion and consolidated total deposits of approximately $7.1 billion. As of December 31, 1993, the Corporation ranked 63rd among bank holding companies in the United States and first among bank holding companies headquartered in Tennessee in terms of total assets.

     The Corporation operates principally through the Bank, which as of December 31, 1993 was the largest commercial bank headquartered in Tennessee both in terms of total assets and deposits. At December 31, 1993, the Bank had total assets of approximately $9.4 billion and total deposits of approximately $7.0 billion. The Bank conducts a broad range of retail and commercial banking and fiduciary services and had 211 banking locations at December 31, 1993. The Bank also offers a comprehensive range of financial services, including bond broker/agency services, mortgage banking and check clearing, to companies nationally. Bond broker/agency services provided by the Bank consist primarily of the sale of bank-eligible securities to other financial institutions. Subsidiaries of the Corporation and the Bank are engaged primarily in providing mortgage banking, integrated check processing solutions, discount brokerage, equipment finance, venture capital, investment management and credit life insurance.

     The Corporation coordinates the financial resources of the consolidated enterprise and maintains systems of financial, operational and administrative control that allow coordination of selected policies and activities. The Corporation derives substantially all of its consolidated total revenues from the banking business of its subsidiaries. The Corporation's principal executive offices are located at 165 Madison Avenue, Memphis, Tennessee 38103; telephone:
(901) 523-4444.

                                USE OF PROCEEDS

     The Corporation intends to use the net proceeds of the sales of the Securities for general corporate purposes, which may include the reduction of indebtedness, investments in or extensions of credit to existing and future subsidiaries and the financing of acquisitions or such other uses as may be set forth in the accompanying Prospectus Supplement.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
      AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     For purposes of the following ratios, (i) earnings represent income from continuing operations before income taxes, plus fixed charges, (ii) fixed charges represent interest expense (excluding interest on deposits where indicated) plus the estimated interest component of net rental expense and (iii) combined fixed charges and preferred stock dividend requirements represent interest expense (excluding interest on deposits where indicated), and an amount equal to the pre-tax earnings required to meet applicable preferred stock dividend requirements and the estimated interest component of net rental expense. There were no shares of preferred stock outstanding during any of the periods below indicated and therefore the combined ratio of earnings to fixed charges and preferred stock dividend requirements would have been the same as below for all periods indicated.

                                                                    YEAR ENDED DECEMBER 31,
                                                             -------------------------------------
                                                             1993    1992    1991    1990    1989
                                                             -----   -----   -----   -----   -----
Ratio of earnings to fixed charges:
  Including interest on deposits...........................  1.77x   1.52x   1.28x   1.19x   1.12x
  Excluding interest on deposits...........................  4.69x   4.47x   2.94x   2.13x   1.67x

                           SUPERVISION AND REGULATION

     The following discussion sets forth certain of the elements of the comprehensive regulatory framework applicable to bank holding companies and banks and provides certain specific information relevant to the Corporation and its subsidiaries. Federal regulation of financial institutions such as the Corporation and its subsidiaries is intended primarily for the protection of depositors and the Federal Deposit Insurance Corporation Bank Insurance Fund rather than shareholders or other creditors. See also "Available Information" and "Incorporation of Certain Documents by Reference."

GENERAL

     As a bank holding company, the Corporation is subject to the regulation and supervision of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHCA. Under the BHCA, bank holding companies may not in general directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. The BHCA also restricts the types of activities in which a bank holding company and its subsidiaries may engage. Generally, activities are limited to banking and activities found by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto.

     In addition, the BHCA generally prohibits the Federal Reserve Board from approving an application by a bank holding company to acquire shares of a bank or bank holding company located outside the acquiror's principal state of operations unless such an acquisition is specifically authorized by statute in the state in which the bank or bank holding company whose shares are to be acquired is located. Tennessee has adopted legislation that authorizes nationwide interstate bank acquisitions, subject to certain state law reciprocity requirements, including the filing of an application with and approval of the Tennessee Commissioner of Financial Institutions. The Tennessee Bank Structure Act of 1974 prohibits a bank holding company from acquiring any bank in Tennessee if the banks that it controls hold 16 1/2% or more of the total deposits in individual, partnership and corporate demand and other transaction accounts, savings accounts and time deposits in all federally insured financial institutions in Tennessee, subject to certain limitations and exclusions. As of December 31, 1993, the Corporation estimates that its subsidiary banks (the "Subsidiary Banks") held approximately 12% of such deposits. Also, under this act, no bank holding company may acquire any bank in operation for less than five years or begin a de novo bank in any county in Tennessee with a population, in 1970, of 200,000 or less, subject to certain exceptions. Under Tennessee law, branch banking is permitted in any county in the state.

     The Subsidiary Banks are subject to supervision and examination by applicable federal and state banking agencies. The Bank is a national banking association subject to regulation and supervision by the Comptroller of the Currency (the "Comptroller") as its primary federal regulator, as is First Tennessee Bank National Association Mississippi, which is headquartered in Southaven, Mississippi. The remaining Subsidiary Bank, Peoples and Union Bank, is a Tennessee state-chartered bank that is not a member of the Federal Reserve System, and therefore is subject to the regulations of and supervision by the Federal Deposit Insurance Corporation (the "FDIC") as well as state banking authorities. In addition, all of the Subsidiary Banks are insured by, and subject to regulation by, the FDIC. The Subsidiary Banks are subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made, activities that may be engaged in, and types of services that may be offered. Various consumer laws and regulations also affect the operations of the Subsidiary Banks. In addition to the impact of such regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

PAYMENT OF DIVIDENDS

     The Corporation is a legal entity separate and distinct from its banking and other subsidiaries. The principal source of cash flow of the Corporation, including cash flow to pay dividends on its stock or principal (premium, if any) and interest on debt securities, is dividends from the Subsidiary Banks. There are statutory and regulatory limitations on the payment of dividends by the Subsidiary Banks to the Corporation, as well as by the Corporation to its shareholders.

     Each Subsidiary Bank that is a national bank is required by federal law to obtain the prior approval of the Comptroller for the payment of dividends if the total of all dividends declared by the board of directors of such Subsidiary Bank in any year will exceed the total of (i) its net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. A national bank also can pay dividends only to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

     State-chartered banks are subject to varying restrictions on the payment of dividends under applicable state laws. With respect to Peoples and Union Bank, Tennessee law imposes dividend restrictions substantially similar to those imposed under federal law on national banks, as described above.

     If, in the opinion of the applicable federal bank regulatory authority, a depository institution or a holding company is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution or holding company, could include the payment of dividends), such authority may require that such institution or holding company cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's or holding company's capital base to an inadequate level would be such an unsafe and unsound banking practice. Moreover, the Federal Reserve Board, the Comptroller and the FDIC have issued policy statements which provide that bank holding companies and insured depository institutions generally should only pay dividends out of current operating earnings.

     In addition, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a FDIC-insured depository institution may not make capital distributions (including the payment of dividends) or pay any management fees to its holding company or pay any dividend if it is undercapitalized or if such payment would cause it to become undercapitalized. See "-- FDICIA."

     At December 31, 1993, under dividend restrictions imposed under applicable federal and state laws, the Subsidiary Banks, without obtaining regulatory approval, could legally declare aggregate dividends of approximately $168.2 million.

     The payment of dividends by the Corporation and the Subsidiary Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

TRANSACTIONS WITH AFFILIATES

     There are various legal restrictions on the extent to which the Corporation and its nonbank subsidiaries can borrow or otherwise obtain credit from the Subsidiary Banks. There are also legal restrictions on the Subsidiary Banks' purchases of or investments in the securities of and purchases of assets from the Corporation and its nonbank subsidiaries, a Subsidiary Bank's loans or extensions of credit to third parties collateralized by the securities or obligations of the Corporation and its nonbank subsidiaries, the issuance of guarantees, acceptances and letters of credit on behalf of the Corporation and its nonbank subsidiaries, and certain bank transactions with the Corporation and its nonbank subsidiaries, or with respect to which the Corporation and its nonbank subsidiaries act as agent, participate or have a financial interest. Subject to certain limited exceptions, a Subsidiary Bank (including for purposes of this paragraph all subsidiaries of such Subsidiary Bank) may not extend credit to the Corporation or to any other affiliate (other than another Subsidiary Bank and certain exempted affiliates) in an amount which exceeds 10% of the Subsidiary Bank's capital stock and surplus and may not extend credit in the aggregate to all such affiliates in an amount which exceeds 20% of its capital stock and surplus. Further, there are legal requirements as to the type, amount and quality of collateral which must secure such extensions of credit by the Subsidiary Banks to the Corporation or to such other affiliates. Finally, extensions of credit and other transactions between a Subsidiary Bank and the Corporation or other such affiliates must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to such Subsidiary Bank as those prevailing at the time for comparable transactions with non-affiliated companies.

CAPITAL ADEQUACY

     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum guideline for the ratio of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%. At least half of the Total Capital must be composed of common stock, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and other intangible assets, subject to certain exceptions ("Tier 1 Capital"). The remainder may consist of qualifying subordinated debt, certain types of mandatory convertible securities and perpetual debt, other preferred stock and a limited amount of loan loss reserves. At December 31, 1993, the Corporation's consolidated Tier 1 Capital and Total Capital ratios were 9.60% and 12.14%, respectively.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets subject to certain exceptions (the "Leverage Ratio"), of 3% for bank holding companies that meet certain specific criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3%, plus an additional cushion of at least 100 to 200 basis points. The Corporation's Leverage Ratio at December 31, 1993 was 6.55%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

     Each of the Subsidiary Banks is subject to risk-based and leverage capital requirements similar to those described above adopted by the Comptroller or the FDIC, as the case may be. The Corporation believes that each of the Subsidiary Banks was in compliance with applicable minimum capital requirements as of December 31, 1993. Neither the Corporation nor any of the Subsidiary Banks has been advised by any federal banking agency of any specific minimum Leverage Ratio requirement applicable to it.

     Failure to meet capital guidelines could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business and in certain circumstances to the appointment of a conservator or receiver. See "-- FDICIA."

     All of the federal banking agencies have proposed regulations that would add an additional risk-based capital requirement based upon the amount of an institution's exposure to interest rate risk.

HOLDING COMPANY STRUCTURE AND SUPPORT OF SUBSIDIARY BANKS

     Because the Corporation is a holding company, its right to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors (including depositors in the case of the Subsidiary Banks) except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary. In addition, depositors of a bank, and the FDIC as their subrogee, would be entitled to priority over other creditors in the event of liquidation of a bank subsidiary.

     Under Federal Reserve Board policy, the Corporation is expected to act as a source of financial strength to, and to commit resources to support, each of the Subsidiary Banks. This support may be required at times when, absent such Federal Reserve Board policy, the Corporation may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

CROSS-GUARANTEE LIABILITY

     Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Subsidiary Banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of the Subsidiary Banks would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the Corporation's other Subsidiary Banks and a potential loss of the Corporation's investment in such other Subsidiary Banks.

FDICIA

     FDICIA, which was enacted on December 19, 1991, substantially revised the depository institution regulatory and funding provisions of the FDIA and made revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a risk-adjusted Tier 1 Capital Ratio of at least 6% and a Total Capital Ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a Total Risk-Based Capital Ratio of less than 6%, a Tier 1 Risk-Based Capital Ratio of less than 3% or a Leverage Ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan for the plan to be accepted by the applicable federal regulatory authority. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator, generally within 90 days of the date on which they become critically undercapitalized.

     The Corporation believes that at December 31, 1993 all of the Subsidiary Banks were well capitalized under the criteria discussed above.

     Various other legislation, including proposals to revise the bank regulatory system and to limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress.

BROKERED DEPOSITS AND "PASS-THROUGH" INSURANCE

     The FDIC has adopted regulations under FDICIA governing the receipt of brokered deposits and "pass-through" insurance. Under the regulations, a bank cannot accept or rollover or renew brokered deposits unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts. Whether or not it has obtained such a waiver, an adequately capitalized bank may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates specified by regulation. There are no such restrictions on a bank that is well capitalized. Because it believes that all the Subsidiary Banks were well capitalized as of December 31, 1993, the Corporation believes the brokered deposits regulation will have no present effect on the funding or liquidity of any of the Subsidiary Banks.

FDIC INSURANCE PREMIUMS

     The Subsidiary Banks are required to pay semiannual FDIC deposit insurance assessments. As required by FDICIA, the FDIC adopted a risk-based premium schedule which has increased the assessment rates for most FDIC insured depository institutions. Under the new schedule, the premiums initially range from $.23 to $.31 for every $100 of deposits. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and other information relevant to the institution's financial condition and the risk posed to the applicable FDIC deposit insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

     The FDIC is authorized by federal law to raise insurance premiums in certain circumstances. Any increase in premiums would have an adverse effect on the Subsidiary Banks' and the Corporation's earnings.

     Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by a federal bank regulatory agency.

DEPOSITOR PREFERENCE

     The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including the Senior Securities, in the "liquidation or other resolution" of such an institution by any receiver.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered hereunder (the "Offered Debt Securities"), including the nature of any variations from the following general provisions applicable to such Offered Debt Securities, will be described in a Prospectus Supplement relating to such Offered Debt Securities.

     Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), between the Corporation and the trustee named in the applicable Prospectus Supplement as the trustee therefor (the "Senior Trustee"). Subordinated Debt Securities are to be issued under an Indenture (the "Subordinated Indenture"), between the Corporation and The First National Bank of Chicago as the trustee therefor (the "Subordinated Trustee"). Copies of the forms of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The Senior Indenture and the Subordinated Indenture are sometimes herein referred to collectively as the "Indentures" and the Senior Trustee and the Subordinated Trustee are sometimes herein referred to collectively as the "Trustees". The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities, the Senior Indenture and the Subordinated Indenture, as modified or superseded by any applicable Prospectus Supplement, are brief summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities (the "Applicable Indenture"), including the definitions therein of certain terms. Whenever particular provisions or defined terms in one or both of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference. Section references used herein are references to the Applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Applicable Indenture.

GENERAL

     The Debt Securities will be limited to the aggregate initial offering price specified on the cover page of this Prospectus and will be direct, unsecured obligations of the Corporation. The Debt Securities will not be deposits or other obligations of a savings association or a bank and will not be insured by the FDIC or any other governmental agency.

     The Indentures do not limit the aggregate principal amount of Debt Securities or of any particular series of Debt Securities which may be issued thereunder and provide that Debt Securities issued thereunder may be issued from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. (Section 301). The Indentures do not limit the amount of other debt (including additional Senior Indebtedness or Other Financial Obligations, each as defined in the Subordinated Indenture) that may be issued by the Corporation and do not contain financial or similar restrictive covenants. The Corporation expects from time to time to incur additional indebtedness constituting Senior Indebtedness and Other Financial Obligations. The Indentures provide that there may be more than one trustee (each, an "Applicable Trustee") under the Indentures with respect to different series of Debt Securities.

     Because the Corporation is a holding company and a legal entity separate and distinct from its subsidiaries, the rights of the Corporation to participate in any distribution of assets of any subsidiary upon its liquidation of assets or reorganization or otherwise (and thus the ability of Holders of Debt Securities to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation itself may be a creditor of that subsidiary with recognized claims. Claims on the Corporation's Subsidiary Banks by creditors other than the Corporation include substantial obligations with respect to deposit liabilities (who have priority in liquidation) and federal funds purchased, securities sold under repurchase agreements, other short-term borrowing and various other financial obligations.

     The Indentures do not contain any provision intended to provide protection to Holders of Debt Securities against a sudden or dramatic decline in credit quality of the Corporation that could result from a takeover, recapitalization, special dividend or other restructuring, although the Corporation's (or a third party's) ability to engage in such transactions may be regulated or limited by various bank regulatory agencies.

     Reference is made to the applicable Prospectus Supplement for the following terms of the Offered Debt Securities offered thereby: (1) the title of the Offered Debt Securities; (2) whether the Offered Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) any limit upon the aggregate principal amount of the Offered Debt Securities and the percentage of such principal amount at which such Offered Debt Securities may be issued; (4) the date or dates on which the principal of the Offered Debt Securities is scheduled to become payable (the "Stated Maturity"); (5) the rate or rates(which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, or the method of determining such rate or rates, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Date for the interest payable on any Interest Payment Date, the Person to whom interest or principal on any Offered Debt Security of such series will be payable, if other than the Person in whose name that Offered Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest and the extent to which, or the manner in which, any interest payable on a permanent global Offered Debt Security on an Interest Payment Date will be paid; (6) if other than the location specified in this Prospectus, the place or places where the principal of and premium, if any, and interest on the Offered Debt Securities will be payable; (7) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions or otherwise, or may, pursuant to any optional sinking fund provisions or otherwise, be redeemed in whole or in part by the Corporation; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be repaid, in whole or in part, at the option of the Holders thereof; (9) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities shall be issuable; (10) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (11) the currency or currency unit of payment of principal and premium, if any, and interest on such Offered Debt Securities, and any index used to determine the amount of payment of principal or premium, if any, and interest on such Offered Debt Securities; (12) whether the Offered Debt Securities are to be issuable in permanent global form and, in such case, the initial depositary with respect thereto and the circumstances under which such permanent global Debt Security may be exchanged; (13) whether the subordination provisions summarized below, or different subordination provisions, including a different definition of "Senior Indebtedness," "Entitled Persons," "Existing Subordinated Indebtedness" or "Other Financial Obligations," shall apply to the Offered Debt Securities that are Subordinated Debt Securities; (14) in the case of Subordinated Debt Securities, whether the conversion provisions summarized below or different conversion provisions, shall apply to the Offered Debt Securities that are Subordinated Debt Securities, and the Initial Conversion Price, the Initial Conversion Date and the Final Conversion Date therefor and any other terms relating to the conversion thereof into Common Stock of the Corporation; and (15) any other terms of the Offered Debt Securities not specified in this Prospectus. (Section 301).

FORM, REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable Prospectus Supplement, principal, premium, if any, and interest, if any, on the Debt Securities will be payable, and the Debt Securities will be transferable, at the agency or office of the Corporation maintained for such purpose in the Borough of Manhattan, The City of New York except that interest may be paid at the option of the Corporation by check mailed to the address of the Holder entitled thereto as it appears on the Security Register. (Sections 301, 305 and 1002).

     The Corporation, the Trustee and any agent of the Corporation or Trustee may treat the Person in whose name an Offered Debt Security is registered as the owner for all purposes, including for the purpose of receiving payment of principal (and premium, if any) and interest on such Offered Debt Security.

     Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form, without coupons (the "Registered Securities"), in denominations of $1,000 and any integral multiple thereof. (Section 302). The Indentures provide that Offered Debt Securities of any series may be issuable in permanent global form. (Section
301). No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305).

     Both Senior Debt Securities and Subordinated Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement. "Original Issue Discount Security" means any Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof in accordance with the terms of the Applicable Indenture. (Section 101).

     Reference is made to the applicable Prospectus Supplement relating to any series of Offered Debt Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such series of Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depositary (the "Global Depositary") identified in the applicable Prospectus Supplement. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Security may not be transferred except as a whole by the Global Depositary for such Global Security to a nominee of such Global Depositary or by a nominee of such Global Depositary to such Global Depositary or another nominee of such Global Depositary or by such Global Depositary or any such nominee to a successor of such Global Depositary or a nominee of such successor. (Section
305).

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the applicable Prospectus Supplement. The Corporation anticipates that the following provisions will generally apply to all depositary arrangements although no assurance can be given that such will be the case.

     Upon the issuance of a Global Security, the Global Depositary or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Global Depositary ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Corporation, if such Debt Securities are offered and sold directly by the Corporation. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Global Depositary or its nominee for such Global Security (with respect to interests of participants) and the records of participants (with respect to persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Global Depositary, or its nominee, is the owner of a Global Security, such Global Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Applicable Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Applicable Indenture.

     Subject to the restrictions discussed under "Description of Debt
Securities -- Form, Registration and Transfer," payment of principal of, premium, if any, and interest, if any, on, Debt Securities registered in the name of or held by a Global Depositary or its nominee will be made to the Global Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such Debt Securities. None of the Corporation, the Applicable Trustee, or any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Corporation expects that the Global Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium, if any, or any interest in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Global Depositary or its nominee. The Corporation also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments in respect of such temporary Global Security will be subject to the restrictions discussed under "Description of Debt Securities -- Form, Registration and Transfer" above.

     If the Global Depositary for Debt Securities of a series is at any time unwilling, unable or ineligible to continue as Global Depositary and a successor Global Depositary is not appointed by the Corporation within 90 days or an Event of Default has occurred and is continuing, the Corporation will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing the Debt Securities of such series. In addition, the Corporation may at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Corporation so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Corporation and the Global Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities).

SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES

     The payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Unless otherwise specified in the applicable Prospectus Supplement, in certain events of insolvency, the payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, also be effectively subordinated in right of payment to the prior payment in full of all Other Financial Obligations. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Corporation, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or interest on the Subordinated Debt Securities (Section 402 of the Subordinated Indenture). If upon any such payment or distribution of assets to creditors, there remains, after giving effect to such subordination provisions in favor of the holders of Senior Indebtedness, any amount of cash, property or securities available for payment or distribution in respect of Subordinated Debt Securities (defined in the Subordinated Indenture as "Excess Proceeds") and if, at such time, any Entitled Persons (as defined in the Subordinated Indenture) in respect of Other Financial Obligations have not received payment in full of all amounts due or to become due on or in respect of such Other Financial Obligations, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of the Subordinated Debt Securities (and other securities ranking pari passu in respect of payment). (Section 1415 of the Subordinated Indenture). In the event of the acceleration of the Maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or interest on the Subordinated Debt Securities. No payments on account of the principal of, or premium, if any, or interest on the Subordinated Debt Securities or on account of the purchase or acquisition thereof shall be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section 1404 of the Subordinated Indenture).

     By reason of such subordination in favor of the holders of Senior Indebtedness, in the event of insolvency, creditors of the Corporation who are not holders of Senior Indebtedness or Holders of the Subordinated Debt Securities may recover less, ratably, than the holders of Senior Indebtedness and may recover more, ratably, than the Holders of the Subordinated Debt Securities. By reason of the obligation of the Holders of Subordinated Debt Securities to pay over any Excess Proceeds to Entitled Persons in respect to Other Financial Obligations, in the event of insolvency, holders of Existing Subordinated Indebtedness may recover less, ratably, than Entitled Persons in respect of Other Financial Obligations and may recover more, ratably, than the Holders of Subordinated Debt Securities (other than Existing Subordinated Indebtedness).

     Unless otherwise specified in the applicable Prospectus Supplement, "Senior Indebtedness" of the Corporation is defined in the Subordinated Indenture to mean the principal of, premium, if any, and interest on (1) all indebtedness of the Corporation (including indebtedness of others guaranteed by the Corporation), other than the Subordinated Debt Securities and obligations on account of Existing Subordinated Indebtedness, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind, and (2) amendments, renewals, extensions, modifications or refundings of any such indebtedness, unless in any case in the instrument creating or evidencing such indebtedness or pursuant to which the same is outstanding it is provided that such indebtedness is not superior in right of payment to the Subordinated Debt Securities or is to rank pari passu with or subordinate to the Subordinated Debt Securities. (Section 101 of the Subordinated Indenture).

     Unless otherwise specified in the applicable Prospectus Supplement, "Other Financial Obligations" means (a) all obligations of the Corporation under direct credit substitutes, (b) obligations of, or any such obligation directly or indirectly guaranteed by, the Corporation for purchased money or funds, (c) any deferred obligation of, or any such obligation directly or indirectly guaranteed by, the Corporation incurred in connection with the acquisition of any business, properties or assets not evidenced by a note or similar instrument given in connection therewith, and (d) all obligations of the Corporation to make payment pursuant to the terms of financial instruments, such as (1) securities contracts and foreign currency exchange contracts, (2) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts, and (3) in the case of both (1) and (2) above, similar financial instruments, other than (x) obligations on account of Senior Indebtedness, and (y) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the Subordinated Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby, "Entitled Person" means any person who is entitled to payment pursuant to the terms of Other Financial Obligations. (Section 101 of the Subordinated Indenture).

     Unless otherwise specified in the applicable Prospectus Supplement, "Existing Subordinated Indebtedness" means the obligations of the Corporation under securities issued pursuant to the indenture, dated as of June 1, 1987, between the Corporation and Security Pacific National Trust Company (New York), as trustee, relating to the Corporation's 10 3/8% Subordinated Capital Notes due 1999 (the "Subordinated Capital Notes"). (Section 101 of the Subordinated Indenture). As of the date of this Prospectus, there was outstanding approximately $75.0 million aggregate principal amount of Existing Subordinated Indebtedness.

     The Corporation's obligations under the Subordinated Debt Securities shall rank pari passu in right of payment with each other and with the Existing Subordinated Indebtedness, subject (unless otherwise specified in the applicable Prospectus Supplement relating to the particular series of Subordinated Debt Securities offered thereby) to the obligations of the Holders of Subordinated Debt Securities (other than Existing Subordinated Indebtedness) to pay over any Excess Proceeds to Entitled Persons in respect of Other Financial Obligations as provided in the Subordinated Indenture.

     The applicable Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series offered thereby.

CONVERSION OF THE SUBORDINATED DEBT SECURITIES

     If so specified in the applicable Prospectus Supplement, Subordinated Debt Securities will be convertible into Common Stock of the Corporation prior to redemption during the time period specified in the applicable Prospectus Supplement, initially at the Initial Conversion Price therefor specified in such Prospectus Supplement ("Convertible Subordinated Debt Security"). (Section 1501 of the Subordinated Indenture).

     The conversion price will be subject to adjustment in certain events, including (i) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Corporation, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of Common Stock, and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Corporation or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of the retained earnings of the Corporation). In addition to the foregoing adjustments, the Corporation will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock. (Section 1504 of the Subordinated Indenture). In case of certain consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Corporation, each Convertible Subordinated Debt Security then outstanding would, without the consent of any Holders of such Convertible Subordinated Debt Security, become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such Convertible Subordinated Debt Security might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). (Section 1512 of the Subordinated Indenture). Generally no adjustments to the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted. (Section 1505 of the Subordinated Indenture).

     Fractional shares of Common Stock are not to be issued upon conversion, but, in lieu thereof, the Corporation will pay a cash adjustment based upon market price (as determined by the Board of Directors). (Section 1504 of the Subordinated Indenture). Convertible Subordinated Debt Securities surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Convertible Subordinated Debt Securities called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive. If any Convertible Subordinated Debt Security is converted after any Regular Record Date and on or prior to the next succeeding Interest Payment Date (other than any Convertible Subordinated Debt Security whose Maturity is prior to such Interest Payment Date), interest whose Stated Maturity is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest (whether or not punctually paid or duly provided for) shall be paid to the Person in whose name that Convertible Subordinated Debt Security (or one or more Predecessor Securities) is registered at the close of business on such Regular Record Date. Except where Convertible Subordinated Debt Securities surrendered for conversion must be accompanied by payment as described above, no interest on converted Convertible Subordinated Debt Securities will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion. (Sections 307 and 1503 of the Subordinated Indenture).

     If at any time the Corporation makes a distribution of property to its shareholders which would be taxable to such shareholders as a dividend for Federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Corporation, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Subordinated Indenture, the conversion price of Convertible Subordinated Debt Securities is reduced, such reduction may be deemed to be the payment of a taxable dividend to holders of Convertible Subordinated Debt Securities.

LIMITATION ON DISPOSITION OF VOTING STOCK OF PRINCIPAL SUBSIDIARY BANKS

     The Senior Indenture contains a covenant by the Corporation that it will not sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock (other than directors' qualifying shares) of any Principal Subsidiary Bank and that it will not permit any Principal Subsidiary Bank to issue (except to the Corporation) shares of, securities convertible into, or options, warrants or rights to subscribe or purchase shares of, Voting Stock, except for sales, assignments, transfers, grants of security interests or other dispositions which: (1) are for fair market value (as determined by the Board of Directors of the Corporation) and, after giving effect to such dispositions and to any potential dilution, the Corporation will own not less than 80 percent of the shares of Voting Stock of such Principal Subsidiary Bank; (2) are made in compliance with an order of a court or regulatory authority of competent jurisdiction, a condition imposed by any such court or authority permitting the acquisition by the Corporation, directly or indirectly, of any other bank or entity the activities of which are legally permissible for a bank holding company or a subsidiary thereof to engage in, or an undertaking made to such authority in connection with such an acquisition (provided that the assets of the bank or entity being acquired and its consolidated subsidiaries equal or exceed 75% of the assets of such Principal Subsidiary Bank or such Subsidiary owning, directly or indirectly, any shares of voting stock of such Principal Subsidiary Bank and its respective consolidated Subsidiaries on the date of acquisition); or (3) are made to the Corporation or any Wholly-Owned Subsidiary if such Wholly-Owned Subsidiary agrees to be bound by this covenant and the Corporation agrees to maintain such Wholly-Owned Subsidiary as a Wholly-Owned Subsidiary. Notwithstanding the foregoing, any Principal Subsidiary Bank may be merged into or consolidated with another banking institution organized under the laws of the United States, any State thereof or the District of Columbia, if after giving effect to such merger or consolidation, the Corporation or any Wholly-Owned Subsidiary owns at least 80 percent of the Voting Stock of such other banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. (Sections 101 and 1008 of the Senior Indenture). A Principal Subsidiary Bank is defined in the Senior Indenture to mean any Subsidiary which is a Bank and has total assets equal to 30 percent or more of the consolidated assets of the Corporation determined as of the date of the most recent audited financial statements of such entities. At present, the only Principal Subsidiary Bank is First Tennessee Bank National Association. Voting Stock is defined in the Senior Indenture to mean stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have contingent voting rights).

     The Subordinated Indenture contains no such covenant and the foregoing covenant is not a covenant for the benefit of any series of Subordinated Debt Securities. The Indenture relating to the Subordinated Capital Notes, however, does contain a substantially identical covenant for the benefit of such Subordinated Capital Notes.

DEFAULTS

  The Senior Indenture

     An Event of Default is defined in the Senior Indenture as, with respect to Debt Securities of any series issued thereunder: (1) default in payment of principal of or premium, if any, on any Debt Security of that series at Maturity; (2) default for 30 days in payment of interest of any Debt Security of that series; (3) default in the deposit of any sinking fund payment when due in respect of that series; (4) default in the performance, or breach, of any other covenant of the Corporation in the Senior Indenture or in the Debt Securities of that series, continued for 30 days after written notice to the Corporation by the Senior Trustee or to the Corporation and the Senior Trustee by the Holders of not less than 25 percent of the aggregate principal amount of the Outstanding Securities of that series; (5) failure to pay when due any indebtedness of the Corporation or any Principal Subsidiary Bank for borrowed money in excess of $5,000,000, or acceleration of the maturity of any such indebtedness in excess of such amount if acceleration results from a default under the instrument giving rise to such indebtedness and is not annulled within 30 days after due notice, unless in either case such default is contested in good faith by appropriate proceedings; (6) certain events of bankruptcy, insolvency or reorganization of the Corporation, or any Principal Subsidiary Bank; and (7) any other Event of Default with respect to Debt Securities of that series that is specified in the applicable Prospectus Supplement. (Section 501 of the Senior Indenture).

     The Senior Indenture provides that, if any Event of Default with respect to Debt Securities of any series at the time outstanding thereunder occurs and is continuing, either the Senior Trustee or the Holders of not less than 25 percent in principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately (provided that no such declaration is required upon certain events of bankruptcy). The Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may annul a declaration of acceleration of the Securities of such series, but only if all Events of Default have been remedied on all payments due on the Debt Securities of that series (other than those due as a result of acceleration) have been made and certain other conditions have been met. (Section 502 of the Senior Indenture). Subject to the duty of the Senior Trustee upon the occurrence and continuation of an Event of Default to act with the required standard of care, the Senior Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Senior Trustee reasonable indemnity. (Section 603 of the Senior Indenture). The Holders of a majority in aggregate principal amount of the Outstanding Securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee or exercising any trust or power conferred on the Senior Trustee. (Section 512 of the Senior Indenture). The Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may waive any past default under the Senior Indenture with respect to such series, except a default in the payment of principal or interest or a default in respect of each covenant in the Senior Indenture which cannot be modified without the consent of the Holder of each Outstanding Security of the series affected. (Section 513 of the Senior Indenture). See the second paragraph under "Modification and Waiver" below. In the event of the bankruptcy, insolvency or reorganization of the Corporation, the claims of Holders would be subject as to enforcement to the broad equity power of a Federal Bankruptcy Court, and to the determination by that court of the nature of the rights of the Holders.

     The Senior Indenture contains a provision entitling the Senior Trustee, subject to the duty of the Senior Trustee upon the occurrence and continuation of an Event of Default to act with the required standard of care, to be indemnified by the Holders of any series of Outstanding Securities thereunder before proceeding to exercise any right or power under the Indenture at the request of the Holders of such series of Securities. (Section 603 of the Senior Indenture). The Senior Indenture provides that the Holders of a majority in principal amount of Outstanding Securities thereunder of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Senior Trustee, or exercising any trust or other power conferred on the Senior Trustee, with respect to the Debt Securities of such series, provided that the Senior Trustee may decline to act if such direction is contrary to law or the Senior Indenture. (Section 512 of the Senior Indenture).

     The Corporation will file annually with the Senior Trustee a certificate as to compliance with all conditions and covenants in the Senior Indenture. (Section 1004 of the Senior Indenture).

  The Subordinated Indenture

     Payment of principal of the Subordinated Debt Securities may be accelerated only upon an Event of Default (as defined below). There is no right of acceleration in the case of a default in the payment of interest or the payment of principal prior to the date of maturity or a default in the performance of any other covenant of the Corporation in the Subordinated Indenture, unless the terms of a particular series of Subordinated Debt Securities specifically provide otherwise, in which case any such extension of such right of acceleration will be described in the applicable Prospectus Supplement.

     An Event of Default is defined in the Subordinated Indenture as certain events involving the bankruptcy, insolvency or reorganization of the Corporation and any other Event of Default which may be provided for with respect to the Subordinated Debt Securities of that series. (Section 501 of the Subordinated Indenture). A Default, with respect to Debt Securities of that series, is defined in the Subordinated Indenture to include: (1) any Event of Default with respect to any Debt Securities of that series; (2) a default in the payment of principal or premium, if any, of any Debt Security of that series at its Maturity; (3) default in the payment of any interest on any Debt Security of that series when due, continued for 30 days; (4) default in the making of any sinking fund payment; (5) default in the performance, or breach, of any other covenant or warranty of the Corporation in the Subordinated Indenture or in the Debt Securities of that series, continued for 30 days after written notice to the Corporation by the Subordinated Trustee or to the Corporation and the Subordinated Trustee by the Holders of not less than 25 percent in aggregate principal amount of the Outstanding Securities of such series; or (v) any other Default with respect to Debt Securities of that series that is specified in the applicable Prospectus Supplement. (Section 503 of the Subordinated Indenture). If an Event of Default with respect to the Subordinated Debt Securities of any series occurs and is continuing, either the Subordinated Trustee or the Holders of not less than 25 percent in aggregate principal amount of the Outstanding Securities of that series may accelerate the maturity of all Outstanding Securities of such series. The Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may annul a declaration of acceleration of the Securities of such series, but only if all Events of Default have been remedied and all payments due on the Debt Securities of that series (other than those due as a result of acceleration) have been made and certain other conditions have been met. (Section 502 of the Subordinated Indenture). Subject to the duty of the Subordinated Trustee upon the occurrence and continuation of a Default to act with the required standard of care, the Subordinated Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Subordinated Trustee reasonable indemnity. (Section 603 of the Subordinated Indenture). The Holders of a majority in aggregate principal amount of the Outstanding Securities of that series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Trustee or exercising any trust or power conferred on the Subordinated Trustee. (Section 512 of the Subordinated Indenture). The Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may waive any past default under the Subordinated Indenture with respect to such series, except a default in the payment of principal or interest or a default in respect of a covenant in the Subordinated Indenture which cannot be modified without the consent of the Holder of each Outstanding Security of the series affected. (Section 513 of the Subordinated Indenture). See the second paragraph under "Modification and Waiver" below.

     In the event of the bankruptcy, insolvency or reorganization of the Corporation, the claims of the Holders would be subject as to enforcement to the broad equity power of a Federal Bankruptcy Court, and to the determination by that court of the nature of the rights of the Holders.

     The Corporation will file annually with the Subordinated Trustee a certificate as to compliance with all conditions and covenants in the Subordinated Indenture. (Section 1004 of the Subordinated Indenture).

DEFEASANCE AND DISCHARGE

     Each Indenture provides that the terms of any series of Debt Securities issued thereunder may provide that the Corporation may terminate all or certain of its obligations under such Indenture with respect to the Debt Securities of such series on the terms and subject to the conditions contained in the Applicable Indenture, by (a) depositing irrevocably with the Applicable Trustee as trust funds in trust (1) in the case of Debt Securities denominated in a foreign currency, money in such foreign currency or Foreign Government Obligations (as defined below) of the foreign government or governments issuing such foreign currency, (2) in the case of Debt Securities denominated in U.S. dollars, U.S. dollars or U.S. Government Obligations (as defined below), in each case in an amount which through the payment of interest, principal or premium, if any, in respect thereof in accordance with their terms will provide (without any reinvestment of such interest, principal or premium), not later than one business day before the due date of any payment, money, or (3) a combination of money and U.S. Government Obligations (as hereinafter defined) or Foreign Government Obligations, as applicable, sufficient to pay the principal of or premium, if any, and interest on, the Debt Securities of such series as such are due and (b) satisfying certain other conditions precedent specified in the Applicable Indenture. Such deposit and termination is conditioned, among other things, upon the Corporation's delivery of (a) an opinion of independent counsel that the Holders of the Debt Securities of such series will have no federal income tax consequences as a result of such deposit and termination and (b) if the Debt Securities of such series are then listed on the New York Stock Exchange, an opinion of counsel that the Debt Securities of such series will not be delisted as a result of the exercise of this option. (Article Thirteen).

     "U.S. Government Obligations" means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof. "Foreign Government Obligations" means securities denominated in a Foreign Currency that are (1) direct obligations of a foreign government for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of a foreign government the payment of which is unconditionally guaranteed as a full faith and credit obligation by such foreign government, which, in either case, under clauses (1) or (2) are not callable or redeemable at the option of the issuer thereof. (Section 101).

     The applicable Prospectus Supplement will state whether any defeasance provisions of the Applicable Indenture will apply to Offered Debt Securities.

MODIFICATION AND WAIVER

     Certain modifications and amendments of each of the Indentures may be made by the Corporation and the Trustee under the Applicable Indenture only with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series issued under such Indenture and affected by the modification or amendment, provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Security issued under such Indenture and affected thereby: (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such Debt Security; (2) reduce the principal amount of, or the premium, if any, or the interest on, any such Debt Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the maturity thereof); (3) change the place of payment where, or the coin or currency or currency unit in which, any principal of, or premium, if any, or interest on, any such Debt Security is payable; (4) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (5) reduce the above-stated percentage of Outstanding Securities of any series the consent of the Holders of which is necessary to modify or amend the Applicable Indenture; or (6) modify the foregoing requirements or reduce the percentage of aggregate principal amount of Outstanding Securities of any series required to be held by Holders seeking to waive compliance with certain provisions of the Applicable Indenture or seeking to waive certain defaults. (Section 902).

     The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Corporation with certain restrictive provisions of the Applicable Indenture. (Section 1008 of the Subordinated Indenture, Section 1009 of the Senior Indenture). The Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on any Debt Security of that series or in respect of a covenant or provision which under the Applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security issued thereunder of the series affected. (Section 513).

     Each of the Senior Indenture and the Subordinated Indenture may be modified or amended by the Corporation and the Trustee under the Applicable Indenture without the consent of Holders of the Outstanding Securities issued under such Indenture for the following purposes: (i) to evidence the succession of another Person to the Corporation and the assumption by such successor of the covenants of the Corporation, (ii) to add to the covenants of the Corporation or to surrender any of its rights or powers, (iii) to add any Defaults or Events of Default, (iv) to add to or change the provisions of the Applicable Indenture to facilitate the issuance of Debt Securities in bearer or uncertificated form, (v) to modify the Applicable Indenture provided that such modification (A) will not apply to any Debt Securities of any series created prior to such modification or modify the rights of any holder of such Security and (B) will become effective only when there is no such Security Outstanding, (vi) to secure the Securities,
(vii) to establish the form and terms of Securities of any series in accordance with the Applicable Indenture, (viii) to evidence the acceptance of an appointment by a successor Trustee with respect to Debt Securities of one or more series or to add to or change any provisions of the Indentures to provide for or facilitate the administration of the trusts thereunder by more than one trustee, or (ix) to make provision for conversion rights or (x) to cure any ambiguity, corrector supplement any defective or inconsistent provision or make other provisions with respect to matters arising under the Indentures which do not adversely affect the interests of the Holders of Debt Securities or any Series in any material respect. (Section 901).

     Each Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities issued under such Indenture have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Debt Securities for quorum purposes, (1) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (2) the principal amount of a Debt Security denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the amount determined as provided in (1) above. (Section 101).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indentures each provide that the Corporation may not consolidate with or merge into any other Person or transfer its properties and assets substantially as an entirety to any Person unless (1) the Person formed by such consolidation or into which the Corporation is merged or the Person to which the properties and assets of the Corporation are so transferred shall be a corporation or partnership organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume by a supplemental indenture the payment of the principal of and premium, if any, and interest on the Senior Debt Securities or the Subordinated Debt Securities, as the case may be, and the performance of the other covenants of the Corporation under the Applicable Indenture; (2) immediately after giving effect to such transaction, no Event of Default or Default, as applicable, and no event which, after notice or lapse of time or both, would become an Event of Default or Default, as applicable, shall have occurred and be continuing; and
(3) certain other conditions are met. (Section 801).

TRUSTEES

     Any Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. (Section 610). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the related Indenture separate and apart from the trust administered by any other such Trustee (Section 611), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee.

     In the normal course of business, the Corporation and its subsidiaries may conduct banking transactions with any Trustee, and any Trustee may conduct banking transactions with the Corporation and its subsidiaries.

     The First National Bank of Chicago will be the Subordinated Trustee under the Subordinated Indenture, unless otherwise specified with respect to any series of Offered Debt Securities in the applicable Prospectus Supplement.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

     The Corporation's Restated Charter, as amended (the "Charter") authorizes the issuance of up to 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. The Corporation intends to propose for shareholder approval at the annual shareholders' meeting in April 1994 an amendment to the Charter to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. As of February 23, 1994, 30,175,456 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, approximately 3.3 million shares of Common Stock were reserved for issuance under various employee stock plans and the Corporation's dividend reinvestment plan, and approximately 1.6 million shares were reserved for issuance in connection with pending acquisitions anticipated to close in the first quarter of 1994. In addition, 30,175 shares of Preferred Stock are reserved for issuance under the Rights Plan (defined below). The Common Stock of the Corporation is quoted through the NASDAQ National Market System under the symbol "FTEN."

DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of the Corporation's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Charter and the Articles of Amendment relating to each series of the Preferred Stock (the "Articles of Amendment"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

     Under the Charter, the Corporation's Preferred Stock may be issued from time to time in one or more series, without shareholder approval, when authorized by the Board of Directors. Subject to limitations prescribed by law, the Board of Directors is authorized to determine the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, for each series of Preferred Stock that may be issued, and to fix the number of shares of each such series. Thus, the Board of Directors, without shareholder approval, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Stock or other series of Preferred Stock.

     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise described in a Prospectus Supplement relating to a particular series of the Preferred Stock. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the title of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights;
(7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions; (8) any listing of such Preferred Stock on any securities exchange; and (9) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Corporation.

  General

     The Preferred Stock offered hereby will be issued in one or more series. Shares of Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance.

  Rank

     The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Corporation, rank prior to the Corporation's Common Stock and to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Corporation which by their terms specifically provide for a ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation. The Preferred Stock shall be junior to all outstanding debt of the Corporation. The Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Corporation's Charter. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock shall rank on a parity with all other preferred stock of the Corporation and with each other series of Preferred Stock.

  Dividends

     Holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for payment, cash dividends, payable at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Corporation on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board of Directors (each of such dates, a "Record Date").

     Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Corporation will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dividend payment dates. If dividends of a series of Preferred Stock are cumulative, the dividends on such shares will accrue from and after the date set forth in the applicable Prospectus Supplement.

     No full dividends shall be declared or paid or set apart for payment on preferred stock of the Corporation of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Stock and any other preferred stock of the Corporation ranking on a parity as to dividends with the Preferred Stock, dividends upon such Preferred Stock and dividends on such other preferred stock ranking on a parity with the Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other preferred stock ranking on a parity with the Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other preferred stock, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment(s) on Preferred Stock which may be in arrears. Unless full dividends on the series of Preferred Stock offered by the applicable Prospectus Supplement have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative), (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) the Corporation may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of its Junior Stock (or pay any monies into a sinking fund for the redemption of any shares) except by conversion into or exchange for Junior Stock, and (c) the Corporation may not, directly or indirectly, repurchase, redeem or otherwise acquire any Preferred Stock ranking on parity as to dividends (or pay any monies into a sinking fund for the redemption of any shares of any such stock) otherwise than pursuant to pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding Preferred Stock and ranking on parity as to dividends (except by conversion into or exchange for Junior Stock).

     Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

  Redemption

     The terms, if any, on which Preferred Stock of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

  Liquidation

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock or any other security ranking junior to the Preferred Stock on liquidation, dissolution or winding up of the Corporation, to receive a liquidating distribution in the amount of the liquidation preference per share as set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution with respect to the Preferred Stock, and all other outstanding stock of the Corporation ranking on a parity with the Preferred Stock upon liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and stock ranking on a parity therewith upon liquidation, dissolution or winding up, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation preference, the holders of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

  Voting

     The terms, if any, on which Preferred Stock of any series may be entitled to vote will be set forth in the applicable Prospectus Supplement.

  Conversion

     The terms, if any, on which Preferred Stock of any series may be converted into another class or series of securities of the Corporation will be set forth in the applicable Prospectus Supplement.

  No Other Rights

     The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Charter and in the applicable Articles of Amendment or as otherwise required by law.

  Transfer Agent and Registrar

     The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

DESCRIPTION OF COMMON STOCK

     The following summary of the terms and provisions of the Common Stock does not purport to be complete and is qualified in its entirety by reference to the Charter, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The holders of Common Stock are entitled to receive, ratably, such dividends as may be declared by the Board of Directors of the Corporation from funds legally available therefor, provided that if any shares of Preferred Stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including purchases of Common Stock) may be subject to the declaration and payment of full cumulative dividends, and the absence of arrearages in any mandatory sinking fund, on outstanding shares of Preferred Stock. The Board of Directors of the Corporation currently intends to maintain its present policy of paying regular quarterly cash dividends; however, the declaration and amount of future dividends will depend on circumstances existing at the time, including the Corporation's earnings, financial condition and capital requirements. See "Supervision and Regulation."

     The holders of outstanding shares of Common Stock are entitled to one vote for each share on all matters presented to shareholders, including elections of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Common Stock can elect all of the directors then standing for election. The holders of Common Stock do not have any conversion, redemption or preemptive rights to subscribe to any securities of the Corporation. Upon any dissolution, liquidation or winding up of the Corporation resulting in a distribution of assets to the shareholders, the number of shares of Common Stock are entitled to receive such assets ratably according to their respective number of shares after payment of all liabilities and obligations and satisfaction of the liquidation preferences of any shares of Preferred Stock at the time outstanding.

     The Corporation's Board of Directors is divided into three classes, which results in approximately one-third of the directors being elected each year. In addition, the Charter and the Corporation's bylaws, among other things, generally give to the Board the authority to fix the number of directors and to remove directors from and fill vacancies on the Board, other than removal for cause and the filling of vacancies created thereby which are reserved to shareholders exercising at least a majority of the voting power of all outstanding voting stock of the Corporation. To change these provisions of the bylaws, other than by action of the Board, and to amend these provisions of the Charter or to adopt any provision of the Charter inconsistent with such bylaw provisions, would require approval by the holders of at least 80% of the voting power of all outstanding voting stock. Such classification of the Board and such other provisions of the Charter and the bylaws may have a significant effect on the ability of the shareholders of the Board to change the composition of an incumbent Board or to benefit from certain transactions which are opposed by the Board.

     Under the Corporation's Shareholder Protection Rights Agreement, dated as of September 7, 1989 (the "Rights Plan"), each share of Common Stock has, and each share of Common Stock offered hereby will have, attached to it a Right to purchase 1/100th of a share of Participating Preferred Stock, without par value, for $76.67 (the "Exercise Price"), subject to adjustment, upon the business day following the earlier of (i) the 10th day after commencement of a tender or exchange offer which, if consummated, would result in a person becoming the beneficial owner of 10% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the first date (the "Flip-in Date") of public announcement that a person has become an Acquiring Person. The Rights will expire on the earliest of (i) the Exchange Time (defined below), (ii) September 18, 1999 and (iii) the date on which the Rights are redeemed as described below. The Board of Directors may, at its option, at any time prior to the Flip-in Date, redeem all the Rights at a price of $.01 per Right. If a Flip-in Date occurs, each Right (other than Rights beneficially owned by the Acquiring Person or its affiliates, associates or transferees, which Rights will become void), to the extent permitted by applicable law, will constitute the right to purchase shares of Common Stock or Participating Preferred Stock having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. In addition, the Board of Directors may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Common Stock, elect to exchange the Rights (other than Rights beneficially owned by the Acquiring Person) for shares of Common Stock or Participating Preferred Stock at an exchange ratio of one share of Common Stock or 1/100th of a share of Participating Preferred Stock per Right (the "Exchange Right"). The Corporation may not agree to be acquired by an Acquiring Person without providing that each Right, upon such acquisition, will constitute the right to purchase common stock of the Acquiring Person having an aggregate market price equal to twice the Exercise Price for an amount in cash equal to the then-current Exercise Price. The Rights will not prevent a takeover of the Corporation. The Rights, however, may have certain anti-takeover effects. The Rights may cause substantial dilution to an Acquiring Person unless the Rights are first redeemed by the Board of Directors.

     The Common Stock shall have equal dividend, distribution, liquidation and other rights, and shall have no preference, appraisal or exchange rights. All outstanding shares of Common Stock are, and the shares offered hereby, upon issuance, will be, fully paid and non-assessable.

     The transfer agent for the Common Stock is The First National Bank of
Boston.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement and of the Depositary Shares and Depositary Receipt (each as defined below) does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock.

GENERAL

     The Corporation may, at its option, elect to offer fractional interests in shares of Preferred Stock ("Depositary Shares"), rather than shares of Preferred Stock. In the event such option is exercised, the Corporation will provide for the issuance by a Depositary to the public of receipts for Depositary Shares ("Depositary Receipts"), each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock which will be filed with the Commission at or prior to the time of offering such series of the Preferred Stock as described below) of a share of Preferred Stock.

     The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") each between the Corporation and a bank or trust company selected by the Corporation having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Corporation, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts. No fractional shares of such Preferred Stock shall be delivered.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution in which case the Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Corporation to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemable from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such Preferred Stock. Whenever the Corporation redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. To the extent the Depositary does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock, it will abstain from voting the related shares of Preferred Stock unless otherwise indicated in the Prospectus Supplement.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares issued under such Depositary Agreement then outstanding. A Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Corporation will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all reports and communications from the company which are delivered to the Depositary and which the Corporation is required to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Corporation and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Depositary, and such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                              PLAN OF DISTRIBUTION

     The Corporation may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. The applicable Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, including the names of any underwriters, agents or dealers, the purchase price of such Securities and the proceeds to the Corporation from any sale, any underwriting discounts and other items constituting underwriters' compensation and any discounts and commissions allowed or reallowed or paid to dealers or agents. The Corporation has reserved the right to sell the Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Corporation also may, from time to time, authorize dealers, acting as the Corporation's agents, to offer and sell the Securities upon such terms and conditions as set forth in the related Prospectus Supplement. In connection with the sale of the Securities, underwriters may receive compensation from the Corporation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concession or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by the Corporation to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Corporation, to indemnification against and contribution towards certain civil liabilities.

     If so indicated in the related Prospectus Supplement, the Corporation will authorize dealers acting as the Corporation's agents to solicit agreements by certain institutions to purchase Debt Securities from the Corporation at the public offering price set forth in the related Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in a Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Debt Securities based on the liquidation value thereof, sold pursuant to Contracts will be not less nor more than the respective amounts stated in a Prospectus Supplement. Institutions, with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Corporation. Contracts will be subject to the condition that the purchase by an institution of the Securities covered by Contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

     Any Securities issued hereunder (other than Common Stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such Securities are sold by the Corporation for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

     Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with, and perform services for, the Corporation and certain of its affiliates in the ordinary course of business. Except as otherwise stated in the applicable Prospectus Supplement, any loans and outstanding commitments to such underwriters, dealers or agents and their associates will be made on terms, including interest rates and collateral, no more favorable than those prevailing at the time for comparable transactions with other persons and will not involve more than normal risk of collectibility.

                           VALIDITY OF THE SECURITIES

     The validity of the Securities will be passed upon for the Corporation by Harry A. Johnson, III, Esq., Executive Vice President and General Counsel of the Corporation, unless otherwise specified in the applicable Prospectus Supplement, and for any underwriters by the counsel named in the applicable Prospectus

Supplement. At February 28, 1994, Mr. Johnson beneficially owned approximately 30,948 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of the Corporation and its subsidiaries incorporated in this Prospectus by reference from the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Arthur Andersen & Co., independent public accountants, as stated in their report, dated January 18, 1994, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the 1991 financial statements of Home Financial Corporation, a company acquired by the Corporation during 1992 in a transaction accounted for as a pooling-of-interests, Arthur Andersen & Co. relied upon the report of Baylor and Backus, independent accountants, whose report dated February 21, 1992, except with respect to the information discussed in Note 27, as to which the date is October 21, 1992, was incorporated by reference in the Corporation's Form 10-K for 1993 and is incorporated herein by reference.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than Underwriting Compensation, are as follows:

          SEC registration fee...........................................  $103,449
          Printing and engraving expenses................................     *
          Legal fees and disbursements...................................     *
          Accounting fees and disbursements..............................     *
          Trustee's fees and disbursements...............................     *
          Blue Sky fees and expenses.....................................    20,000
          Miscellaneous (including transfer agent, listing and rating
            agency fees).................................................     *

- ---------------

* To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Tennessee Code Annotated, Sections 48-1-406 through 48-1-411 authorizes a corporation to provide for the indemnification of officers, directors, employees and agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. The Corporation has adopted the provisions of the Tennessee statute pursuant to Article XXVIII of its Bylaws. Also, the Corporation has a Directors' and Officers' Liability Insurance Policy which provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

     Tennessee Code Annotated Section 48-12-102 permits the inclusion in the charter of a Tennessee corporation of a provision, with certain exceptions, eliminating the personal monetary liability of directors to the corporation or its shareholders for breach of the duty of care. The Corporation has adopted the provisions of the statute in Article 13 of its charter.

     The shareholders of the Corporation have approved an amendment to Article XXVIII of the Bylaws pursuant to which the Corporation is required to indemnify each director and any officers designated by the Corporation's Board of Directors, and advance expenses, to the maximum extent not prohibited by law. In accordance with the foregoing, the Board is authorized to enter into individual indemnity agreements with the directors and such officers. Such indemnity agreements have been approved for all of the directors and certain officers.

     Reference is also made to the Underwriting Agreements filed as Exhibits hereto, for provisions regarding indemnification of the registrant's officers and directors against certain liabilities.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                                          DESCRIPTION
- -------       --------------------------------------------------------------------------------
1.1       --  Form of Underwriting Agreement (for Common Stock)*
1.2       --  Form of Underwriting Agreement (for Preferred Stock)*
1.3       --  Form of Underwriting Agreement (for Debt Securities)**
4.1       --  Restated Charter, as amended, of the Registrant (incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended December
              31, 1991)
4.2       --  By-laws, as amended, of the Registrant (incorporated by reference to the
              Registrant's Annual Report on Form 10-K for the fiscal year ended December 31,
              1993)
4.3       --  Specimen certificate representing Common Stock (incorporated by reference to the
              Registrant's Registration Statement on Form S-4 (No. 33-51223) filed on November
              30, 1993)
4.4       --  Form of Articles of Amendment with respect to the Preferred Stock*
4.5       --  Form of specimen certificate representing Preferred Stock*
4.6       --  Form of Indenture for Senior Debt Securities
4.7       --  Form of Senior Debt Security (included in Exhibit 4.4)
4.8       --  Form of Indenture for Subordinated Debt Securities
4.9       --  Form of Subordinated Debt Security (included in Exhibit 4.6)
4.10      --  Form of Deposit Agreement
5         --  Opinion of Harry A. Johnson, III, Esq., Executive Vice President and General
              Counsel of the Corporation**
12        --  Statement Regarding Computation of Consolidated Ratios of Earnings to Fixed
              Charges and Combined Fixed Charges and Preferred Stock Dividend Requirements
23.1      --  Consent of Arthur Andersen & Co.
23.2      --  Consent of Baylor and Backus
23.3      --  Consent of Harry A. Johnson, III, Esq. (included in his opinion filed as Exhibit
              5.1)
24        --  Powers of Attorney
25        --  Statement of Eligibility of Trustee on Form T-1

- ---------------

 * To be filed by post-effective amendment or by a current report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
** To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act of 1939.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, FIRST TENNESSEE NATIONAL CORPORATION CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MEMPHIS AND STATE OF TENNESSEE, ON MARCH 8, 1994.

                                          FIRST TENNESSEE NATIONAL CORPORATION,

                                          By:           JAMES F. KEEN

                                            ------------------------------------
                                                       James F. Keen
                                                 Senior Vice President and
                                                         Controller

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


                SIGNATURE                                TITLE                       DATE
- ------------------------------------------  --------------------------------    --------------
              RONALD TERRY*                 Chairman of the Board and Chief     March 8, 1994
- ------------------------------------------    Executive Officer (Chief
               Ronald Terry                   Executive Officer)

           SUSAN SCHMIDT BIES*              Executive Vice President and        March 8, 1994
- ------------------------------------------    Chief Financial Officer
            Susan Schmidt Bies                (Principal Financial Officer)

              JAMES F. KEEN*                Senior Vice President and           March 8, 1994
- ------------------------------------------    Controller (Principal
              James F. Keen                   Accounting Officer)

              JACK A. BELZ*                 Director                            March 8, 1994
- ------------------------------------------
               Jack A. Belz

           ROBERT C. BLATTBERG*             Director                            March 8, 1994
- ------------------------------------------
           Robert C. Blattberg

             JOHN HULL DOBBS*               Director                            March 8, 1994
- ------------------------------------------
             John Hull Dobbs

               RALPH HORN*                  Director                            March 8, 1994
- ------------------------------------------
                Ralph Horn

             J. P. HYDE, III*               Director                            March 8, 1994
- ------------------------------------------
             J. P. Hyde, III

           JOSEPH ORGILL, III*              Director                            March 8, 1994
- ------------------------------------------
            Joseph Orgill, III

            CAMERON E. PERRY*               Director                            March 8, 1994
- ------------------------------------------
             Cameron E. Perry

                SIGNATURE                                TITLE                       DATE
- ------------------------------------------  --------------------------------    --------------
             RICHARD E. RAY*                Director                            March 8, 1994
- ------------------------------------------
              Richard E. Ray

             VICKI G. ROMAN*                Director                            March 8, 1994
- ------------------------------------------
              Vicki G. Roman

             MICHAEL D. ROSE*               Director                            March 8, 1994
- ------------------------------------------
             Michael D. Rose

            WILLIAM B. SANSON*              Director                            March 8, 1994
- ------------------------------------------
            William B. Sanson

          GORDON P. STREET, JR.*            Director                            March 8, 1994
- ------------------------------------------
          Gordon P. Street, Jr.

                                            Director
- ------------------------------------------
            Norfleet R. Turner

       *By:  CLYDE A. BILLINGS, JR.
- ------------------------------------------
          Clyde A. Billings, Jr.
             Attorney-in-Fact